Exhibit 5.1

e-mail:
jredden@applebyglobal.com
Montpelier Re Holdings Ltd.
Montpelier House	direct dial:
94 Pitts Bay Road	Tel 441 298 3550 Fax 441 298 3363
Pembroke HM 08
Bermuda
client ref:

appleby ref:
JR/139380.0030

5 October 2012

Dear Sirs

Montpelier Re Holdings Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company, and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Prospectus Supplement (as defined in the Schedule to this opinion), in connection with the sale of US$300,000,000 aggregate principal amount of its 4.70% Senior Notes due in 2022 (the “Notes”), as described in the Prospectus Supplement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Prospectus Supplement have the same meanings when used in this opinion.

Assumptions

In stating our opinion we have assumed:

(a)                    the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)                   that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)                    the genuineness of all signatures on the Documents;

(d)                   the authority, capacity and power of each of the persons signing the Documents (other than the Directors or Officers of the Company);

(e)                    that any representation, warranty or statement of fact or of law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)                      that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance and sale of the Notes or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Prospectus is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g)                   that the records which were the subject of the Company Searches were complete and accurate at the time of such searches and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Searches been materially altered;

(h)                   that the records which were the subject of the Litigation Searches were complete and accurate at the time of such searches and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Searches been materially altered;

(i)                       that the Resolutions (as defined in the Schedule hereto) are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in meetings which were duly convened and at which duly constituted quorums were present and voting throughout, and that there is no matter affecting the authority of the Directors not disclosed by the Company’s Constitutional Documents (as defined in the Schedule hereto), the Company Searches, the Litigation Searches, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)                       that, when the Directors of the Company passed the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company; and

(k)                    that the Company has filed the Prospectus in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Prospectus would benefit the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)                    The Company is an exempted company validly organized and existing and in good standing under the laws of Bermuda.

(2)                    The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Underwriting Agreement, the Indenture and the Global Note and to issue the Notes (as such terms are defined in the Schedule hereto).

(3)                    The Notes have been duly authorised by all necessary corporate action required to have been taken by the Company in connection with the issue of the Notes pursuant to Bermuda law.

Reservations

We have the following reservations:

(a)       We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)      In paragraph (1) above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda.

(c)       Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)                       details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)                    details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)                 whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)                whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)                   whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

(d)                   In order to issue this opinion we have carried out the Company Searches as referred to in the Schedule of this opinion and have not enquired as to whether there has been any change since the date of such searches.

(e)                    In order to issue this opinion we have carried out the Litigation Searches as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such searches.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Prospectus Supplement with the SEC.  We consent to the inclusion of this opinion as Exhibit 5.1 to the Prospectus Supplement.  As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly, we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.  This opinion may be relied upon by Cravath, Swaine & Moore LLP solely for the purpose of the delivery of an opinion on behalf of the Company in respect of the Prospectus Supplement.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

SCHEDULE

1.                           The entries and filings shown in respect of the Company on the respective files maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by searches on 4 October 2012 (the “Company Searches”).

2.                           The entries and filings shown in respect of each of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches on 4 October 2012 (the “Litigation Searches”).

3.                           Certified copies of the Certificate of Incorporation, Memorandum of Association, Altered Memorandum of Association, Certificate of Deposit of Memorandum of Increase of Share Capital, and Bye-Laws adopted on 19 May 2010 for the Company (collectively referred to as the “Company’s Constitutional Documents”).

4.                           Certified copies of the minutes of Meetings of the Board of Directors of the Company held on 20 May 2003, 18 May 2012 and 1 October 2012 and a Secretary’s Certificate dated 5 October 2012 certifying that the Pricing Committee of the Board of Directors of the Company was duly convened on 2 October 2012 and duly authorised and approved the terms of the Notes (collectively the “Resolutions”).

5.                           A certified copy of the consent of the Bermuda Monetary Authority dated 10 July 2003 in respect of the Company.

6.                           A Certificate of Compliance dated 3 October 2012 issued by the Registrar of Companies in respect of the Company.

7.                           Certified copy of the Register of the Directors and Officers of the Company.

8.                           A copy of the registration statement Form S-3 of the Company (registration no. 333-182016) filed 8 June 2012 incorporating the prospectus issued by the Company dated 8 June 2012 (the “Base Prospectus”), and the prospectus supplement dated 2 October 2012 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

9.                           An PDF copy of an executed Underwriting Agreement dated 2 October 2012 among the Company, Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as representative of the several underwriters and each of the other Underwriters named in Schedule A thereto (the “Underwriting Agreement”).

10.                     A PDF copy of the executed Indenture dated as of 15 July 2003 made between the Company and The Bank of New York Mellon Corporation, as trustee (the “Trustee”) as amended and supplemented by the Second Supplemental Indenture dated 5 October 2012 (together the “Indenture”).

11.                     PDF copy of the executed global note dated 5 October 2012 representing the Notes issued by the Company (“Global Note”).